Exhibit 99.1

Protalix BioTherapeutics Signs Lease Agreement for

Expansion of its Manufacturing and Research Facility in Carmiel, Israel

CARMIEL, Israel – January 14, 2008 – Protalix BioTherapeutics, Inc. (Amex: PLX), announced today that it has signed a lease agreement for the expansion of its manufacturing and research facility. The expanded space, located in the Company’s facility in Carmiel, Israel, will provide the Company with approximately three times its current manufacturing space in anticipation of the potential commercialization of the Company’s lead product candidate, prGCD, a therapeutic protein for the treatment of Gaucher disease.

The term of the lease agreement is 7.5 years with options to extend the life of the lease for up to 15 additional years. The Company intends to use the expanded facility for the manufacture of prGCD. The Company expects the facility to continue enjoying the Approved Enterprise status originally granted to the facility by the Investment Center of the Israeli Ministry of Industry, Trade and Labor. Under Israel’s Law for the Encouragement of Capital Investments, 1959, the income from an Approved Enterprise will be exempt from taxation in Israel for a period of 10 years, commencing with the year in which taxable income is first generated from the Approved Enterprise.

Commenting on the expansion of the manufacturing facility, Yossi Maimon, the Company’s Chief Financial Officer, said, “In light of the progress we have made to date in our prGCD program, we determined that we should commence the expansion of our current facility. Our expanded facility will provide us with the space and capacity required to bring prGCD to market and meet the anticipated demand for the drug following its anticipated approval by the United States Food and Drug Administration, while continuing to advance the research of the additional product candidates in our development pipeline.”

About Protalix BioTherapeutics, Inc.

Protalix is a biopharmaceutical company. Its goal is to become a fully integrated biopharmaceutical company focused on the development and commercialization of proprietary recombinant therapeutic proteins to be expressed through its proprietary plant cell based expression system. Protalix’s ProCellExTM presents a proprietary method for the expression of recombinant proteins that Protalix believes is safe and scalable and will allow for the cost-effective, industrial-scale production of recombinant therapeutic proteins. Protalix is enrolling and treating patients in its pivotal phase III clinical trial in Israel, the United States and other locations for its lead product candidate, prGCD, for its enzyme replacement therapy for Gaucher disease, a lysosomal storage disorder in humans, and has reached an agreement with the United States Food and Drug Administration on the final design of the pivotal phase III clinical trial through the FDA’s Special Protocol Assessment (SPA) process. Protalix is also advancing additional recombinant biopharmaceutical drug development programs.

Safe Harbor Statement:

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies and products under development, the identification of lead compounds, the successful preclinical development of our products, the completion of clinical trials, the review process of the FDA, foreign regulatory bodies and other governmental regulation, and other factors described in our filings with the Securities and Exchange Commission. The statements are valid only as of the date hereof and we disclaim any obligation to update this information.

For additional information, contact Protalix BioTherapeutics at:

investors@protalix.com

AMEX IR Alliance for Protalix BioTherapeutics

Lee Roth / David Burke

212-896-1209 / 1258

lroth@kcsa.com / dburke@kcsa.com